Exhibit 10.2

SUPPLEMENTAL CONFIRMATION

To:	Emulex Corporation 3333 Susan Street Costa Mesa, California 92626

From:	Goldman, Sachs & Co.

Subject:	Accelerated Stock Buyback

Ref. No:

Date:	November 18, 2013

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and Emulex Corporation (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of November 13, 2013 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	November 18, 2013

Forward Price Adjustment Amount:	An amount equal to the product of (i) the Forward Price Percentage and (ii) the closing price per Share, as published by Bloomberg on page “ELX.N <Equity>HP” (or any successor thereto), on the Prepayment Date for such Transaction (the “Closing Price Per Share”).

Forward Price Percentage:	0.5148%

Calculation Period Start Date:	The first Scheduled Trading Day immediately following the Prepayment Date

Scheduled Termination Date:	May 19, 2014

First Acceleration Date:	March 19, 2014

Prepayment Amount:	USD 44,261,690

Prepayment Date:	The “closing date” with respect to the sale by Counterparty of the USD 175,000,000 principal amount of 1.75% Convertible Senior Notes due 2018 (the “Convertible Notes Offering”) determined in accordance with the Purchase Agreement, dated as of November 12, 2018, between the Initial Purchaser (as defined therein) and Counterparty (the “Purchase Agreement”).

Initial Share Delivery Date:	The first Scheduled Trading Day immediately following the Prepayment Date

Initial Share Delivery Percentage:	80%

Initial Shares:	An amount equal to the product of (i)(A) the Prepayment Amount for such Transaction, divided by (B) the Closing Price Per Share, and (ii) the Initial Delivery Percentage for such Transaction; provided that, if in connection with the Transaction GS&Co. is unable after using good faith and commercially reasonable efforts to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that GS&Co. is able to so borrow or otherwise acquire, and thereafter GS&Co. shall continue to use commercially reasonable efforts to borrow or otherwise acquire a number of Shares, at a stock borrow cost no greater than the Initial Stock Loan Rate, equal to the shortfall in such Initial Share Delivery and to deliver such additional Shares as soon as reasonably practicable and in no event later than the fifth Exchange Business Day following the Initial Share Delivery Date, but only to the extent such delivery of additional Shares would not cause a Hedging Disruption, an Increased Cost of Hedging, a Loss of Stock Borrow or an Increased Cost of Stock Borrow to occur (it being understood, for the avoidance of doubt, that in using such commercially reasonable efforts GS&Co. shall act in good faith and in accordance with its then current policies, practices and procedures (including without limitation any policies, practices or procedures relating to counterparty risk, market risk, reputational risk, credit, documentation, legal, regulatory capital, compliance and collateral), and shall not be required to enter into any securities lending transaction or transact with any potential securities lender if such transaction would not be in accordance with such policies, practices and procedures).

GS&Co. Share Delivery Cap:	25,740,026 Shares

Termination Price:	USD 4 per Share

Additional Relevant Days:	The 10 Exchange Business Days immediately following the Calculation Period.

3. Counterparty represents and warrants to GS&Co. that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

4. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to the Transaction to which this Supplemental Confirmation relates, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein.

Yours sincerely,

GOLDMAN, SACHS & CO.

By:	/s/ Daniel Young
Authorized Signatory

Agreed and Accepted By:

EMULEX CORPORATION

By:	/s/ Jeffrey W. Benck
Name: Jeffrey W. Benck Title: President and Chief Executive Officer

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